REVOLVING CREDIT AGREEMENT

     THIS REVOLVING CREDIT AGREEMENT (the "Agreement"), dated as of April 6, 2001 between R&B FALCON CORPORATION (the "Borrower"), a Delaware corporation, and TRANSOCEAN SEDCO FOREX INC., a Cayman Islands company (the "Lender").

WITNESSETH:
-----------

     WHEREAS, the Board of Directors of Borrower adopted on April 6, 2001 a resolution authorizing and empowering each of the officers of Borrower to authorize a promissory note in a form approved by an officer executing the same on behalf of Borrower.

     WHEREAS, the Borrower desires for this and other purposes to borrow from time to time sums in an aggregate principal amount not to exceed at any time outstanding $1,800,000,000, including a borrowing in such amount in connection with entering into this Agreement; and

     WHEREAS, the Lender is willing to make such loans to the Borrower on the terms and subject to the conditions and requirements hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the parties hereto agree as follows:


SECTION  1.     LOANS.
                ------

     1.01.     Procedure  for  Loans.  Subject  to  and  upon  the  terms  and
               ---------------------
conditions set forth in this Agreement (including without limitation Section 1.03(b) hereof), the Borrower may request the Lender to make loans in United States dollars (the "Loans") to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding up to but not exceeding One Billion Eight Hundred Million United States dollars (US$1,800,000,000) (the "Credit Facility Commitment").

     1.02.     Availability  Period.  The  "Availability  Period"  shall  be the
               ---------------------
period commencing on the date of this Agreement and ending on April 6, 2003; provided, however, that (i) the Lender may, in its sole discretion, declare the expiration of the Availability Period at any time by giving one hundred twenty
(120) days' prior notice to the Borrower to such effect and (ii) the Borrower may terminate the Availability Period at any time by notice to such effect to the Lender.

     1.03.     Procedure  for  Loans.
               ---------------------


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
     (a) Within the limits of the Credit Facility Commitment, the Borrower may from time to time request the Lender to make a Loan during the Availability Period.

     (b) After receiving any such Loan request, the Lender may, if it in its sole discretion determines in any such case to do so (the Lender being under no obligation to do so), make the Loan available to the Borrower; provided that no Default or Event of Default shall have occurred and be continuing.

     (c) Amounts borrowed hereunder and repaid can (subject to the terms and conditions hereof (including without limitation Section 1.03(b) hereof)) be reborrowed in accordance with the terms of this Agreement so long as the aggregate principal amount of Loans at any time outstanding does not exceed the Credit Facility Commitment.

     1.04.     Repayment  of  Loans; Payment of Interest.  Without limitation of
               -----------------------------------------
Section 1.03(b), as a condition to the making of any Loans hereunder, the Borrower shall execute and deliver to the Lender a promissory note in the form of Exhibit A hereto (the "Promissory Note"). The Promissory Note sets forth, and evidences, the obligations of the Borrower with respect to, inter alia,
                                                                     ----- ----
repayment of the Loans and the payment of interest at the Applicable Rate on the aggregate unpaid principal amount of the Loans from time to time. As further described in the Promissory Note, subject to Section 4 herein, interest on the Loans shall be paid quarterly and principal of the Loans shall be paid on the Maturity Date.


SECTION 2.     REPRESENTATIONS AND WARRANTIES.
               -------------------------------

The Borrower represents and warrants to the Lender (and shall, at the date of making of any Loan hereunder, be deemed again to have represented and warranted to the Lender as of such date) as follows:

     2.01     Corporate  Organization.  The  Borrower  (i) is duly organized and
              -----------------------
existing in good standing under the laws of the jurisdiction of its organization; (ii) has all necessary company power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (iii) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing, as the case may be, would not have a Material Adverse Effect.

     2.02     Power  and  Authority;  Validity.  The  Borrower  has  the
              --------------------------------
organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the Promissory Note and has taken all necessary company action to authorize the execution, delivery and performance of this Agreement and the Promissory Note. The Borrower has duly executed and delivered this Agreement and the Promissory Note and this Agreement and the Promissory Note constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and equitable principles.

     2.03     No  Violation.  Neither  the execution, delivery or performance by
              -------------
the Borrower of this Agreement and the Promissory Note nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality,
(ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of the Borrower under, the terms of any material contractual obligation to which the Borrower is a party or by which it or any of its properties or assets are bound or to which it may be subject, or (iii) violate or conflict with any provision of the Memorandum and Articles of Association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of the Borrower.

     2.04     Litigation.  There  are  no  actions,  suits,  proceedings  or
              ----------
counterclaims (including, without limitation, derivative or injunctive actions) pending or, to the knowledge of the Borrower, threatened against the Borrower that are reasonably likely to have a Material Adverse Effect.

     2.05     True and Complete Disclosure.  All factual information (taken as a
              -----------------------------
whole) furnished by the Borrower in writing to the Lender in connection with this Agreement or the Promissory Note or any transaction contemplated therein did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Lender prior to the date of this Agreement.

     2.06     No  Material  Adverse  Change.  Since  the date of this Agreement,
              -----------------------------
there has occurred no event or effect that has had or could reasonably be expected to have a Material Adverse Effect.

     2.07     Labor Controversies.  There are no labor controversies pending or,
              -------------------
to the best knowledge of the Borrower, threatened against the Borrower that could reasonably be expected to have a Material Adverse Effect.

     2.08     Taxes.  The  Borrower  has  filed  all income tax returns, and all
              ------
other material tax returns required to be filed, and has paid all governmental taxes, rates, assessments, fees, charges and levies (collectively, "Taxes") shown to be due and payable on such returns or on any assessments made against the Borrower or any of its properties (other than any such assessments, fees, charges or levies that are not more than ninety (90) days past due, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or which the failure to pay could not reasonably be expected to have a Material Adverse Effect.

     2.09     Insurance.  The  Borrower  currently  maintains  or  causes  to be
              ----------
maintained in effect, with responsible insurance companies, insurance against any loss or damage to all insurable property and assets owned by it, which insurance is of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and operating like property or assets (subject to self-insured retentions and deductibles), and insurance with respect to employers' and public and product liability risks (subject to self-insured retentions and deductibles).

     2.10     Compliance with Statutes, Etc.  The Borrower is in compliance with
              -----------------------------
all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic and foreign, in respect of the conduct of its businesses and the ownership of its properties, except for such instances of non-compliance as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

     2.11     Pari  Passu.  The obligations of the Borrower under this Agreement
              ------------
or the Promissory Note are direct, unconditional and general obligations of the Borrower, which do and will rank until paid at least pari passu to all other
                                                         ----------
unsecured  Indebtedness  of  the  Borrower.


SECTION 3.     COVENANTS.
               ----------

The Borrower covenants to the Lender that from the date hereof and until the expiration or termination of the Availability Period (and, if any amount shall remain outstanding under the Promissory Note as of the date of expiration or termination of the Availability Period, until such date thereafter when the Promissory Note shall have been paid in full):

     3.01     Corporate  Existence.  The Borrower will preserve and maintain its
              ---------------------
organizational  existence.

     3.02     Taxes.  The Borrower will duly pay and discharge all Taxes upon or
              -----
against it or its properties before penalties accrue thereon (or, if later, within ninety (90) days of becoming past due), unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP, or (ii) the failure to effect such payment or discharge could not reasonably be expected to have a Material Adverse Effect.

     3.03     Insurance.  The  Borrower will maintain or cause to be maintained,
              ---------
with responsible insurance companies, such insurance to be of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and operating in like industry (subject to self-insured retentions and deductibles).

     3.04     Indebtedness.  The  Borrower  shall not incur, assume or suffer to
              -------------
exist any Indebtedness, except for Indebtedness under this Agreement and other Indebtedness permitted by the Lender.


SECTION  4.     EVENTS  OF  DEFAULT.
                --------------------

If  any  Event  of  Default  shall  have  occurred  and  be  continuing:

     THEN, without in any way limiting the terms of the Promissory Note, (i) in the case of any Event of Default other than an Event of Default specified in clause (b) of the definition of the term "Event of Default," the Lender may, by a written notice to the Borrower, terminate the Availability Period, whereupon such Availability Period shall immediately terminate, accelerate the maturity of the Loans without notice to the Borrower, whereupon all principal of, accrued and unpaid interest on the Loans shall become due and payable and (ii) in the case of any Event of Default described in clause (b) of the definition of the term "Event of Default," the Availability Period automatically shall terminate and the principal of and accrued and unpaid interest on the Loans shall become due and payable without notice. In addition, upon the occurrence of any Event of Default, the Lender may exercise any of its other rights or remedies at law or in equity.

     The Borrower expressly waives presentment, demand, protest, notice of dishonor, notice of nonpayment, notice of intent to accelerate, notice of maturity, notice of protest, or presentment for the purpose of accelerating maturity.

     Any forbearance, failure or delay by the Lender in exercising any right, power or remedy under this Agreement or the Promissory Note or otherwise available to the Lender shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

     The Borrower shall pay on demand all costs and expenses of the Lender (including, without limitation, reasonable attorneys' fees) in connection with the enforcement or collection (whether through negotiation, legal proceedings or otherwise) of any amounts due under this Agreement or the Promissory Note.

SECTION  5.     GOVERNING  LAW  AND  JURISDICTION.
                ----------------------------------

     This Agreement shall be construed in accordance with and governed by the laws of the Cayman Islands without regard to its conflicts of laws principles.


SECTION  6.  DEFINED  TERMS.
             ---------------


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
As  used  herein,  the  following  terms  shall  have  the  following  meanings:

"Applicable Margin" means, for any day, at such times as a debt rating (either express or implied) by S&P or Moody's (or in the event that both cease the issuance of debt ratings generally, such other ratings agency agreed to by the Borrower and the Lender) is in effect on the Borrower's non-credit enhanced senior unsecured long-term debt, the percentage set forth opposite such debt rating:

            Debt  Rating                    Percentage
            ------------                    ----------

            A+/A1 or above                      0.575%
            A/A2                                0.650%
            A-/A3                               0.750%
            BBB+/Baa1                           0.950%
            BBB/Baa2                            1.100%
            BBB-/Baa3 or below                  1.300%

If the ratings issued by S&P and Moody's differ (i) by one rating, the higher rating shall apply to determine the Applicable Margin, (ii) by two ratings, the rating which falls between them shall apply to determine the Applicable Margin, or (iii) by more than two ratings, the rating immediately above the lower of the two ratings shall apply to determine the Applicable Margin. If at any time the Borrower has in effect such a debt rating on its respective non-credit enhanced senior unsecured long-term debt, the Borrower shall seek and obtain (if not already in effect), within thirty (30) days after such debt rating first ceases to be in effect, a corporate credit rating or a bank loan rating from Moody's or S&P, or both, and the Applicable Margin shall thereafter be based on such ratings in the same manner as provided herein with respect to the senior unsecured long-term debt rating (with the Applicable Margin in effect prior to the issuance of such corporate credit rating or bank loan rating being the same as the Applicable Margin in effect at the time the senior unsecured long-term debt rating ceases to be in effect).

"Applicable Rate" means the sum of the current day's London Interbank Offered Rate ("LIBOR") and the Applicable Margin.

"Availability Period"  has the meaning as ascribed to such term in Section 1.02.

"Business Day" means any day other than a Saturday or Sunday on which banks are not authorized or required to close in Houston, Texas; GeorgeTown, Grand Cayman, the Cayman Islands; or London, England.

"Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

"Event of Default" means, with regard to this Agreement and the Promissory Note, any of the following events:

     (a) failure by the Borrower to pay all or any portion of principal or interest under this Agreement and the Promissory Note when the same shall be due and payable, whether upon the end of the Availability Period or otherwise;

     (b) any one or more events constituting "Bankruptcy", which shall mean for purposes of this Agreement and the Promissory Note, (i) the filing by the Borrower of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other federal, state or foreign insolvency law, or the filing by the Borrower of an answer consenting to or acquiescing in any such petition, (ii) the making by the Borrower of any assignment for the benefit of its creditors or the admission by the Borrower in writing of its inability to pay its debts as they mature, or
(iii) the expiration of thirty (30) days after the filing of an involuntary petition against the Borrower under Title 11 of the United States Code (or corresponding provision of future laws) or any other federal, state or foreign insolvency law, seeking an application for the appointment of a receiver, custodian, trustee or similar entity for the assets or operations of the Borrower, or an involuntary petition against the Borrower seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such thirty (30) day period;

     (c) the Borrower shall sell or otherwise transfer all or substantially all of its assets; or

     (d) if it shall become impossible or unlawful for the Borrower to fulfill any of its obligations contained herein.

"GAAP" means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession.

"Indebtedness" means, for any Person, the following obligations of such Person, without duplication: (i) obligations of such Person for borrowed money; (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued liabilities arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided;
(iii) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person or arising, whether absolute or contingent, out of letters of credit issued for such Person's account or pursuant to such Person's application securing Indebtedness; (iv) obligations of other Persons, whether or not assumed, secured by liens upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property's fair market value; (v) capitalized lease obligations of such Person;


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
(vi) obligations under interest rate protection agreements; (vii) obligations of such Person pursuant to a guaranty of any of the foregoing obligations of another Person and (viii) obligations of any partnership or joint venture recourse to such Person.

"Material Adverse Effect" means a material adverse effect on (i) the business, assets, operations or condition of the Borrower taken as a whole, or (ii) the Borrower's ability to perform any of its payment obligations under this Agreement or the Promissory Note.

"Maturity Date" means the earliest to occur of (i) the date that the maturity of the Loans has been accelerated pursuant to Section 4, and (ii) April 6, 2003.

"Promissory  Note"  means  that  certain  note  attached  hereto  as  Exhibit A.

"Taxes"  has  the  meaning  as  ascribed  to  such  term  in  Section  2.08.


SECTION  7.  MISCELLANEOUS.
             --------------

     7.01     No  Waiver;  Remedies  Cumulative.  No  failure on the part of the
              ----------------------------------
Lender to exercise, and no delay in exercising, any right, power or privilege under this Agreement or the Promissory Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Promissory Note preclude any other or further exercise of any right, power or privilege. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

     7.02     Benefit  of Assignment.  This Agreement shall inure to the benefit
              -----------------------
of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations hereunder without the consent of the Lender.

     7.03     Amendment.  This  Agreement  and  the  Promissory  Note may not be
              ----------
modified or amended in any way except by agreement in writing between the Lender and the Borrower.

     7.04     Separability.  In  case  any  provision  of  this Agreement or the
              -------------
Promissory Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     7.05     Counterparts.  This  Agreement  may be signed in two counterparts,
              -------------
each  of  which  when  executed  shall  be  deemed  an  original.

     7.06     No  Other  Agreements.  This Agreement and the Promissory Note set
              ----------------------
forth the entire agreement of the parties respecting these matters and supersede all prior agreements and understandings relating to such matters.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized.


                                   R&B  FALCON  CORPORATION

                                        By:  /s/  Eric B. Brown
                                        ------------------------------------

                                        Name:  Eric B. Brown
                                        ------------------------------------

                                        Title:  Vice President and Secretary
                                        ------------------------------------


                                   TRANSOCEAN  SEDCO  FOREX  INC.

                                        By:  /s/  Robert L. Long
                                        ------------------------------------

                                        Name:  R. L. Long
                                        ------------------------------------

                                        Title:  Executive Vice President
                                        ------------------------------------

                                 PROMISSORY NOTE

U.S.$1,800,000,000                                        April 6, 2001

     FOR VALUE RECEIVED, the undersigned, R&B Falcon Corporation, a corporation organized under the laws of Delaware (the "Borrower"), HEREBY PROMISES TO PAY to Transocean Sedco Forex Inc, a corporation organized under the laws of the Cayman Islands (the "Lender"), and its successors or assigns, the principal sum of one billion eight hundred million United States Dollars ($1,800,000,000) or if less, the aggregate unpaid principal amount of all Loans (as defined in the Revolving Credit Agreement dated as of April 6, 2001 (the "RC Agreement") at any time made by the Lender to the Borrower under the RC Agreement. Unless otherwise defined, all capitalized terms used herein shall have the meanings assigned to such terms in the RC Agreement. The Borrower promises to pay interest on the unpaid principal of the Loans from time to time, for the period commencing on the date of the first such Loan until the Loans shall be paid in full, at the Applicable Rate (as defined in the RC Agreement), payable in the manner provided herein.

     This Note is the Promissory Note referred to in the RC Agreement between the Borrower and the Lender dated as of April 6, 2001 between Borrower and Lender.

1.   Payment  of  Principal
     ----------------------

     Subject to Section 5 hereof, the then unpaid principal amount of this Note, together with all accrued and unpaid interest hereon (such accrued interest being calculated at the Applicable Rate through the Business Day immediately prior to the date of such repayment, shall be due and payable in full on April 6, 2003.

2.   Interest.
     --------

     The Borrower agrees to pay interest, on the aggregate outstanding principal balance of the Loans from time to time, for the period from (and including) the date the first such Loan is made to (and excluding) the date the Loans are paid in full, at a rate per annum equal, for any calendar quarter, to the Applicable Rate in effect from time to time during such calendar quarter. Interest accrued on the Loans during any calendar quarter shall be due and payable on the tenth Business Day after the end of such calendar quarter.

     Any amount of principal or interest thereon which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at the rate that would otherwise be payable hereunder, plus five (5) percent per annum.

     All payments by the Borrower will be applied first to pay outstanding and unpaid interest and then to reduce principal.

3.   Prepayment  and  Mode  of  Payments.
     -----------------------------------

     The Borrower may prepay the principal amount of the Loans, at any time or from time to time, in whole or in part, without premium or penalty. Any such prepayment of any of the principal of the Loans shall be accompanied by interest accrued and unpaid on the principal amount being prepaid (calculated as set forth in Section 1 hereof).

     Payments of principal of, or interest on, the Loans and all other amounts due hereunder shall be made in lawful money of the United States and in immediately available funds, to a bank account designated from time to time by the Lender.

4.   Payment  of  Taxes
     ------------------

     Lender shall be free and clear of all taxes imposed with respect to payments on the Promissory Note, except for taxes imposed by a taxing jurisdiction by reason of Lender's presence or activity in such jurisdiction other than holding this Promissory Note. If any withholding or deduction of payments is required, the Borrower shall pay such amounts as may be necessary in order that net payments by the Lender after such withholding or deduction shall equal the payments that would have been received in the absence of such withholding or deduction.

5.   Events  of  Default.
     --------------------

     Upon the occurrence and during the continuation of an Event of Default, the Lender shall be entitled to exercise its rights and remedies under this Promissory Note, the RC Agreement or applicable law or equity.

     Notwithstanding anything to the contrary contained in this Note, in no event shall the total of all interest or other charges payable under this Note that are or could be held to be in the nature of interest exceed the maximum rate permitted to be charged by applicable law. Should the Lender receive any payment that is or would be in excess of that permitted to be charged under such applicable law, then such payment shall be deemed to have been made in error and shall automatically be applied to reduce the principal sum outstanding under this Note.

6.   Governing  Law.
     --------------

This note shall be construed in accordance with and governed by the laws of the Cayman Islands. This Note shall be binding upon the permitted successors and assigns of the parties as described in the RC Agreement.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed on the date first above written.


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                                        R&B  FALCON  CORPORATION

                                        By:     /s/  Eric B. Brown
                                                ----------------------------

                                        Name:   Eric B. Brown
                                                ----------------------------

                                        Title:  Vice President and Secretary
                                                ----------------------------


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